U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K
             [X] Form 10-Q and Form 10-QSB [ ] Form N-SAR

For Period  Ended:  October 31, 2001
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                       [ ]  Transition Report on Form 10-K
                       [ ]  Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

                    For the Transition Period Ended:
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    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
        ===============================================================

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                         PART I - REGISTRANT INFORMATION

                              GENDER SCIENCES, INC.
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                             Full Name of Registrant

                               THE MNI GROUP INC.
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                            Former Name if Applicable

                              10 West Forest Avenue
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                         Address of Principal Executive
                           Office (Street and Number)

                               Englewood, NJ 07631
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                            City, State and Zip Code

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                        PART II - RULES 12b-25(b) AND (c)
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     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]  | (a) The reasons described in reasonable detail in Part III of this form
     |     could not be eliminated without unreasonable effort or expense.
     |
     |
[X]  | (b) The subject annual report, semi-annual report, transition report on
     |     Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be
     |     filed on or before the fifteenth calendar day following the
     |     prescribed due date; or the subject quarterly report or transition
     |     report on Form 10-Q, or portion thereof will be filed on or before
     |     the fifth calendar day following the prescribed due date; and
     |
[ ]  | (c) The  accountant's  statement  or  other  exhibit  required  by  Rule
     |     12b-25(c) has been attached if applicable.
     |
     |

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                              PART III - NARRATIVE
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     State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, Form 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach Extra Sheets if Needed)

     The Company has experienced a delay in assembling its accounting data due to financial difficulty.

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                          PART IV - OTHER INFORMATION
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     (1) Name and telephone number of person to contact to this notification

                Arnold Gans                      201           569-1188
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                  (Name)                      (Area Code) (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

                                                                 [X] Yes [  ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 [ ] Yes [X ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                 GENDER SCIENCES, INC. F/K/A THE MNI GROUP INC.
        ===============================================================
                  (Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2001           By:  /s/ ARNOLD GANS
      -----------------              ---------------------------------
                                     Name:   Arnold Gans
                                     Title:  President

     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

     Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).